Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement No. 333-XXXXXX on Form S-3 of Columbia Property Trust, Inc. of our report dated February 27, 2013, related to the Wells Real Estate Advisory Services II, LLC and Wells Real Estate Services, LLC Carve-out Combined Financial Statements as of and for the years ended December 31, 2012 and 2011, appearing in the Form 10K Annual Report dated February 27, 2013, which is incorporated by reference in such Registration Statement. We further consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Frazier & Deeter, LLC

Atlanta, Georgia
February 27, 2013